                        SCIENTIFIC GAMES HOLDINGS CORP.               EXHIBIT 11
                       COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                                         Three-month period
                                                                                           ended March 31,
                                                                                        1997           1996
                                                                                      -------        --------
Net earnings ....................................................                     $ 5,487         $ 1,511

Weighted average Common stock outstanding........................                      12,162          13,065

Effect of common stock equivalents (stock
  options), at average market price..............................                         434             676
                                                                                      -------         -------

         Total...................................................                      12,596          13,741
                                                                                      =======         =======

Net earnings per common share....................................                     $   .44         $   .11
                                                                                      =======         =======